Exhibit 4.1

EXECUTION VERSION

ENERGY TRANSFER EQUITY, L.P.,

as Issuer,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 16, 2012

to

INDENTURE

Dated as of September 20, 2010

As Supplemented by a First Supplemental Indenture

Dated as of September 20, 2010

7.500% Senior Notes due 2020

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 16, 2012 (the “Effective Date”), is between Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”) and U.S. Bank National Association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Partnership has executed and delivered to the Trustee an Indenture, dated as of September 20, 2010 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of September 20, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which the Partnership has duly issued 7.500% Senior Notes due 2020 in the aggregate principal amount of $1,800,000,000, of which $1,800,000,000 in aggregate principal amount are outstanding as of the Effective Date (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Base Indenture as supplemented by Section 7.8 of the First Supplemental Indenture, the Partnership and the Trustee may amend or supplement certain terms of the Indenture with the written consent of the Holders (as defined in the Base Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Partnership has solicited consents (the “Consent Solicitation”) to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Consent Solicitation Statement dated February 8, 2012 (the “Consent Solicitation Statement”);

WHEREAS, the Partnership has obtained consents to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes as of the date hereof (the “Requisite Consent”);

WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Partnership has requested that the Trustee join in the execution of this Second Supplemental Indenture;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement of the Partnership enforceable in accordance with its terms have been duly performed and complied with; and

WHEREAS, the Partnership has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the Board Resolution (as defined in the Base Indenture) authorizing the execution of this Second Supplemental Indenture, (ii) confirmation from D.F. King & Co., Inc., as information and tabulation agent for the Consent Solicitation (the “Information and Tabulation Agent”), of the receipt from Holders of the Requisite Consent, (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.02, 11.04 and 11.05 of the Base Indenture, and (iv) a written request to execute this Second Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have hereby agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1 Relation to Indenture.

With respect to the Notes, this Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2 Generally.

The rules of interpretation set forth in the Indenture shall be applied hereto as if set forth in full herein.

Section 1.3 Definition of Certain Terms.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

Section 2.1 Effectiveness of Second Supplemental Indenture.

This Second Supplemental Indenture shall become effective as of the date hereof provided that the amendments to the Indenture set forth in Sections 2.2, 2.3 and 2.4 below shall not become operative unless and until the Partnership pays the Consent Consideration (as defined in the Consent Solicitation Statement) through the Information and Tabulation Agent to each Holder entitled to receive Consent Consideration pursuant to the Consent Solicitation Statement.

Section 2.2 Amendments to Section 1.3 of the First Supplemental Indenture.

(a) The definition of “Non-Recourse Indebtedness” in Section 1.3 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Non-Recourse Indebtedness” means Indebtedness (1) as to which neither the Partnership nor any of its Restricted Subsidiaries nor any Excluded Entity is directly or indirectly liable (as a guarantor or otherwise), or constitutes the lender, and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Partnership or any of its Restricted Subsidiaries or any Excluded Entity to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

(b) The definition of “Project Finance Subsidiary” in Section 1.3 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Project Finance Subsidiary” means any special purpose Subsidiary of the Partnership that (1) the Partnership designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed for the sole purpose of developing, financing and operating the infrastructure and capital projects of such Subsidiary, (2) has no Indebtedness other than Non-Recourse Indebtedness, (3) is a Person with respect to which neither the Partnership nor any of its Restricted Subsidiaries nor any Excluded Entity has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of the Partnership or any of its Restricted Subsidiaries or any Excluded Entity.

(c) The definition of “Restricted Subsidiary” in Section 1.3 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“Restricted Subsidiary” means any Subsidiary of the Partnership (other than (i) Project Finance Subsidiaries, (ii) Regency and its Subsidiaries, (iii) ETP and its Subsidiaries, (iv) SUG Holdco and its Subsidiaries and (v) any entity that would be deemed to be a Subsidiary of any combination of the entities in clauses (ii) through (iv) if such entities were treated as a single Person (with each such deemed Subsidiary, Regency, ETP, SUG and SUG Holdco being referred to individually as an “Excluded Entity”)) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.

(d) The following definitions are inserted in proper alphabetical sequence in Section 1.3 of the First Supplemental Indenture as new defined terms:

“Excluded Entity” shall have the meaning given to such term in the definition of “Restricted Subsidiary.”

“SUG” means Southern Union Company, a Delaware corporation, and its successors.

“SUG Holdco” means ETE Sigma Holdco Corporation, a Delaware corporation, and its successors, which is the parent entity of SUG.

Section 2.3 Amendment to Section 3.1 of the First Supplemental Indenture.

(a) The text of Section 3.1 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

If at any time following the Issue Date, any Subsidiary of the Partnership guarantees or becomes a co-obligor with respect to any obligations of the Partnership in respect of any Indebtedness, or if at any time following the Issue Date, any Restricted Subsidiary of the Partnership otherwise incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between the Partnership or any Subsidiary or Subsidiaries of the Partnership on the one hand and such Restricted Subsidiary on the other), then the Partnership will cause such Subsidiary or Restricted Subsidiary, as the case may be, to promptly execute and deliver to the Trustee a supplemental indenture to the Indenture in a form satisfactory to the Trustee pursuant to which such Subsidiary or Restricted Subsidiary will guarantee all obligations of the Partnership with respect to the Notes and the Indenture in accordance with Article X of the Base Indenture; provided, however, that prior to November 2, 2012, ETE GP Acquirer LLC and ETE Services Company, LLC may guarantee the obligations of the Partnership in respect of the Credit Facility without guaranteeing any obligations of the Partnership with respect to the Notes.

Section 2.4 Amendment to Section 3.3 of the First Supplemental Indenture.

(a) The text of Section 3.3 of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

If at any time following any release of a Subsidiary (that is not a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to Section 10.04(a)(ii), such Subsidiary again guarantees or becomes a co-obligor with respect to any obligations of the Partnership in respect of any Indebtedness of the Partnership, then the Partnership will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the Indenture, in a form satisfactory to the Trustee, providing for the Guarantee by such Subsidiary Guarantor of the Partnership’s obligations under the Notes and all other obligations of the Partnership under the Indenture, in accordance with Article X of the Base Indenture. If at any time following any release of a Subsidiary (that is a Restricted Subsidiary) from its Subsidiary Guarantee pursuant to Section 10.04(a)(ii), such Subsidiary again incurs any Indebtedness (excluding, for the avoidance of doubt, any intercompany Indebtedness between the Partnership or any Subsidiary or Subsidiaries of the Partnership on the one hand and such Restricted Subsidiary on the other), then the Partnership will cause such Subsidiary to again become a Subsidiary Guarantor by executing and delivering a supplemental indenture to the Indenture, in a form satisfactory to the Trustee, providing for the Guarantee by such Subsidiary Guarantor of the Partnership’s obligations under the Notes and all other obligations of the Partnership under the Indenture, in accordance with Article X of the Base Indenture.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Ratification of Indenture.

The Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2 Trustee Not Responsible for Recitals.

The recitals contained herein shall be taken as the statements of the Partnership, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 3.3 Headings.

The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4 Counterpart Originals.

The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.5 Severability.

In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6 Successors and Assigns.

This Second Supplemental Indenture shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and permitted assigns. Without limiting the generality of the foregoing, this Second Supplemental Indenture shall inure to benefit of all Holders from time to time. Nothing expressed or mentioned in this Second Supplemental Indenture is intended to or shall be construed to give any Person, other than the parties hereto, their respective successor and assigns, and the Holders, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or any provision herein contained.

Section 3.7 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

ENERGY TRANSFER EQUITY, L.P.,

By:	LE GP, LLC
Its:	General Partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Vice President

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]